Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated as of July 9, 2020 by and between Sparta Commercial Services, Inc., a Nevada corporation with an address at 555 Fifth Avenue, 14th Floor, New York, New York 10017(the “Company”) and Sandra Ahman (“Executive”) with an address at 555 Fifth Avenue, 14th Floor, New York, New York 10017.

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 9, 2020 and the Company and Executive wish to enter into a new agreement relating to the employment of Executive by the Company and completely replacing such prior agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the date hereof (the “Commencement Date”) and ending on the fifth anniversary of the Commencement Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the preceding sentence, the Employment Term shall be automatically extended for an additional five-year period followed by further one-year periods, unless the Company or Executive provides the other party hereto 3 months prior written notice before the expiration of the then current Employment Term that the Employment Term shall not be so extended. “Employment Term” shall include any extension that becomes applicable pursuant to the preceding sentence.

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s Vice President of Operations and a Director. In such position, Executive shall have the powers, duties and responsibilities that are customary for such positions for a corporation of the size, type and nature of the Company and shall perform such other duties as the Company’s Board of Directors shall determine in their reasonable discretion, including in connection with the Company’s subsidiaries. Executive shall report exclusively to the Company’s Chief Executive Officer. Executive shall comply with all federal, state and local laws applicable to her duties and also shall comply with the rules and regulations of any self-regulatory organization (as such term is defined in Rule 3(a)(26) of the Securities Exchange Act of 1934, as amended) having jurisdiction over the Company.

(b) During the Employment Term, Executive will devote her full business time to the performance of her duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Company’s Board of Directors. Nothing contained herein shall preclude Executive from (i) serving on corporate, civic and charitable boards or committees and (ii) managing her personal investments; provided that none of the activities set forth in clauses (i) and (ii) interferes in any material respect with the performance of Executive’s employment hereunder or conflict in any material respect with the business of the Company.

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3. Base Salary.

During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $140,000.00, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such annual increases in her Base Salary, if any, as may be determined in the sole discretion of the Company’s Board of Directors or of the Compensation Committee thereof. Executive may elect to defer all or any portion of her Base Salary during the Employment Term (the “Deferred Amount”) to the extent eligible. Executive shall notify the Company not later than March 31 of each year if she elects to defer all or any portion of the Deferred Amount for such year. The Company shall deduct from Executive’s regular pay the pro rata portion of the Deferred Amount for any such year allocable to each pay period commencing after the date of Executive’s notice to the Company of her election. Each such deducted amount shall be deposited in an interest bearing account at the Company’s current bank. Upon such deposit Executive shall not be allowed to withdraw such deposits until January 1 of the year following the year in which such deductions were made.

4. Additional Compensation.

In addition to Base Salary and other compensation specified in this agreement, Executive may from time to time, receive such additional compensation from the Company in such form or forms as may be determined by the Company’s Board of Directors or the Compensation Committee thereof from time to in order to more fully compensate Executive for the true value of her services to the Company.

5. Disposition of Company Stock Held by Executive.

Following the termination of Executive’s employment hereunder, if Executive determines to sell all or any portion of her shares of the Common Stock of the Company, Executive shall first offer to sell such shares to the Company by providing written notice to the Company setting forth the number of such shares to be sold. If the Company elects to purchase all of such shares so offered the purchase price per share therefor shall equal 90% of the average daily bid price per share of the Company’s Common Stock during the 7-trading day period following receipt by the Company of such notice. If the Company elects to purchase less than all of such shares so offered, the purchase price per share shall be 100% of the average daily bid price per share of the Company’s Common Stock during the 7-trading day period following receipt by the Company of such notice. The Company shall notify Executive in writing of its decision whether to purchase any or all of such shares so offered within three days of the end of such 7-trading day period. If the Company elects to purchase such shares, the Company shall pay the full purchase price therefor within thirty (30) days of the Company’s election to so purchase. If the Company does not so elect or fails to notify Executive of its election within the time specified herein, Executive shall be free to sell such shares in the open market in accordance with the applicable rules and regulations of the Securities and Exchange Commission

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6. Employee Benefits; Stock Options.

(a) During the Employment Term, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same bases as those benefits are generally made available to other senior executives of the Company. Executive shall be entitled to paid vacation of six (6) weeks per calendar year within the Employment Term. Such vacation shall be taken at times consistent with the proper performance by the Executive of her duties and responsibilities and with the approval of the Company’s Board of Directors. Vacation not taken in any calendar year shall carry forward to any future year within the employment period.

(b) In addition to any other benefits payable to Executive hereunder, the Company hereby grants to Executive options to purchase 12,541,858 shares of its Common Stock, par value $0.001 per share, in accordance with the provisions of the Stock Option Agreement attached hereto as Exhibit A. The Company’s Board of Directors may elect to issue Executive additional stock options to maintain her ownership percentage based on future issuances.

7. Business Expenses.

During the Employment Term, reasonable business expenses incurred by Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. Notwithstanding any other provision of this Agreement:

(a) By the Company for Cause or By Executive Resignation without Good Reason. (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined in Section 8(c)); (ii) For purposes of this Agreement, “Cause” shall mean (A) the Executive’s willful and continued failure to substantially perform the duties of her position or breach of material terms of her Agreement, after notice (specifying the details of such alleged failure) and a reasonable opportunity to cure if such breach can be cured; (B) any willful act or omission which is demonstrably and materially injurious to the Company or any of its subsidiaries or affiliates; (C) conviction or plea of nolo contendere to a felony or other crime of moral turpitude involving imprisonment of more than one year; or (D) willful failure to carry out the legitimate directives of the Company’s Board of Directors. No act or failure to act will be deemed “willful” (i) unless effected without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interest; or (ii) if it results from any physical or mental incapacity. (iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive (A) any accrued but unpaid Base Salary through the date of termination; (B) the opportunity to exercise vested stock options for 30 days following the later of the date of termination or the date of resolution of any arbitration contesting such termination; (C) such compensation and Employee Benefits, if any, as to which Executive may be entitled under the employee compensation and benefit plans of the Company and any other long-term incentive or equity program pursuant to the terms hereof through the date of termination; (D) any reimbursable business expenses incurred; and any Additional Compensation earned through the termination date. Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in Section 6(b) and this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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(b) Disability, Death or Retirement.

(i) The Employment Term and Executive’s employment hereunder shall terminate (A) upon her death; (B) if Executive becomes physically or mentally incapacitated for a period of indefinite duration and is therefore unable for a period of six (6) consecutive months or for an aggregate of twelve (12) months, or such longer period as the Company’s Board of Directors in its sole discretion may determine, in any twenty-four (24) consecutive month period to perform her duties, (such incapacity is hereinafter referred to as “Disability”); and (C) upon her Retirement (as defined below). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. For purposes of this Agreement, “Retirement” shall mean a Participant’s voluntary resignation any time.

(ii) Upon termination of Executive’s employment hereunder for death, Disability or Retirement, Executive or her estate (as the case may be) shall be entitled to receive (A) any accrued but unpaid Base Salary through the end of the calendar year in which such termination occurs, (B) a pro rata portion of any Additional Compensation that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Additional Compensation would have otherwise been payable had the Executive’s employment not terminated, (C) the opportunity to exercise vested stock options and Executive’s stock options scheduled to vest during the year following such termination (i) in the case of death or Disability, for one year following such termination or (ii) in the case of Retirement, for four years following such termination, (D) a pro rata portion of any long term incentive granted to the Executive and (E) such compensation and Employee Benefits, if any, as to which she may be entitled under the employee compensation and benefit plans and arrangements of the Company. Following such termination of Executive’s employment due to death, Disability or Retirement, except as set forth in Section 6(b) or this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company without Cause or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean: (A) assignment of duties to Executive inconsistent with her status as Chief Executive Officer or otherwise inconsistent with the terms of Section 2 of this Agreement; (B) Executive’s relocation by the Company beyond 75 miles of her current place of residence; (C) any material breach of the Agreement by the Company; or (D) failure of any successor to all or substantially all of business of the Company to assume this Agreement.

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(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive (A) within 30 business days after such termination, any accrued but unpaid Base Salary and Deferred Amount through the end of the calendar year in which such termination occurred in accordance with normal Company payroll policies, (B) unpaid Additional Compensation for the fiscal year prior to termination in accordance with standard Company policies, (C) a pro rata portion of any Additional Compensation that the Executive would have been entitled to receive pursuant to Section 4 hereof in the year of termination based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Additional Compensation would have otherwise been payable had the Executive’s employment not terminated provided that such Additional Compensation shall be equal to not less than six (6) months of Additional Compensation, (D) payment equal to the Severance in accordance with Section 9 hereof; (E) continued coverage under the Company’s welfare benefit plans available to senior executives for the lesser of (i) the time Executive is not covered by a comparable welfare benefit plan or (ii) a period of 24 months, (F) except as provided in Section 5 hereof, accelerated vesting of all equity awards (including, but not limited to, Executive’s stock options) and the opportunity to exercise such awards on or before the earlier of (i) one year following such termination or (ii) the date of termination of such award and (G) such vested compensation and Employee Benefits, if any, as to which Executive may be entitled under the employee compensation and benefit plans and arrangements of the Company.

(iv) If the Executive resigns for Good Reason or is terminated without cause within 12 months after a Change in Control (as defined below), Executive shall be entitled to receive, in addition to her entitlements in (iii) above, and (A) within 30 business days after such termination, an additional lump sum payment equal to the greater of the Severance payment in accordance with Section 9 hereof or the balance of Executive’s base salary hereunder for the balance of the Employment Term had this Agreement not been terminated and (B) continued coverage under the Company welfare benefit plans available to senior executives for an additional 24 month period and (C) the value of full vesting of the Executive’s account balance under the Company’s 401(k) plan.

(v) For purposes of this Agreement, “Change in Control” shall mean:

(A) any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such Significant Subsidiary’s then-outstanding securities and is the largest shareholder of the Company;

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(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, or partnership, group, associate or other entity or Person other than the Board (the “Continuing Directors”), cease for any reason to constitute at least a majority of the Board;

(C) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(D) the Company disposes of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or if the Company elects to terminate this Agreement by not renewing this Agreement at the end of the Employment Term, Executive shall be entitled to receive Severance equal to two and one-half (2 1/2) years of her Base Salary payable in accordance with the Company’s standard payroll policy plus standard Employee Benefits in place during such two and one-half (2 1/2) year period.

(d) If the Company, or any successor in interest, fails to fully perform all or any portion of its obligations under this Section 8, the Company, or such successor in interest, shall be obligated to pay to Executive an amount equal to five (5) times the value of the unperformed obligation.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death or in accordance with the provisions of Section 1 hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

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9. Severance. Subject to the provisions of Section 8(c)(v) this Agreement, Executive shall earn additional “Severance” compensation based on Executive’s base salary according to Executive’s length of service with the Company. Executive shall earn three months of Severance for up to six months of service for each year of employment hereunder payable in accordance with the Company’s regular payroll policy, plus full participation in all standard employee benefits during the period of such payments.

10. Confidentiality. Executive will not at any time (whether during or after her employment with the Company), unless required by a court or administrative agency, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.

Executive shall not disclose the existence or terms of this Agreement to any person except the CEO or the Board of Directors of the Company and to its auditors and counsel and to Executive’s own personal financial advisor, accountant and counsel unless otherwise required by applicable law.

11. Noncompetition. During the term of Executive’s employment with the Company and for a period of one (1) year after she ceases to be employed by the Company, Executive shall not engage directly or indirectly in competition with the Company or its Affiliates (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) in any of the businesses of the Company or its subsidiaries. Competition shall include, without limitation, any role as a sponsor, consultant, employee, partner or stockholder which aids or abets any business to compete or prepare for competition with the Company or its Affiliates in any business in which any of them is engaged or planning to engage. Executive further acknowledges that competitive activities in violation of this Section could cause irreparable injury to the Company and that such injury would be difficult or impossible to measure. Accordingly, the Company shall be entitled to an injunction and other equitable remedies for any violation. This noncompetition clause shall only be effective if the Company has made all payments and fulfilled all terms of this employment agreement.

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12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration held in New York and conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration before a single arbitrator appointed by the President of the AAA; provided that such arbitrator shall be an expert in the field of finance and shall not have had any previous dealings or relationships with either party. The Company shall reimburse Executive’s legal fees of one counsel and costs incurred to enforce her rights under this Agreement if Executive substantially prevails in any dispute or controversy. During the period of such dispute, Executive shall be entitled to receive her Base Salary and standard Employee Benefits.

(c) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company regardless of whether any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(g) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment to Executive provided for under this Agreement by seeking other employment or otherwise, nor, except as otherwise provided herein, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment after termination.

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(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by facsimile or United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier service addressed to the respective addresses set forth on the execution page of this Agreement or such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If delivery is by facsimile:

If to the Company, at 646-514-4514

If to Executive, at 646-514-4483.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Survival. The provisions of Section 6(b), 8, 9, 10, 11, 12(b) and 12(g) shall survive the expiration or termination of this Agreement regardless of the reason or reasons therefor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Sandra L. Ahman

SPARTA COMMERCIAL SERVICES, INC.

By:
Name:	Anthony L. Havens
Title:	Chief Executive Officer

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EXHIBIT A

Stock Option Agreement

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